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                                                                     EXHIBIT 4.4


                             [FOOTHILL LETTERHEAD]



                                                     October 1, 1999


BY FAX

Gantos, Inc.
Attention:  President
1266 E. Main Street, 5th Floor
Stamford, CT 06902

         Re: Extension of Certain Terms of the Second Amendment to Loan and Security Agreement by and between
                  Gantos, Inc. (the "Borrower"), the Lenders and the Agent
                  --------------------------------------------------------
Ladies and Gentlemen:

         Reference is made to the Loan and Security Agreement dated November 18, 1998 by and among the Borrower and Foothill, as Agent, and the Lenders (as amended by a certain First Amendment to Loan and Security Agreement dated as of February 28, 1999 by and among the Borrower and Foothill as Agent and the Lenders, as further by a certain Second Amendment to Loan and Security Agreement dated as of August 27, 1999 by and among the Borrower and Foothill as Agent and the Lenders (the "Second Amendment"), as further amended by and through the date of this Third Amendment, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

         Pursuant to the terms and conditions of the Second Amendment, the Lenders agreed to extend a certain $1,500,000 overadvance to the Borrower through the earlier to occur of (i) the Borrower's sale of its private label credit portfolio and (ii) September 30, 1999 (the "Second Amendment Deadline"). The Borrower has requested that the Lenders extend the Second Amendment Deadline through the earlier to occur of (i) the sale of the Borrower's private label credit portfolio and (ii) October 26, 1999. The Lenders are willing to do so on the terms and conditions set forth below:



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Gantos, Inc.
October 1, 1999
Page 2


I. The Borrower shall deliver to the Agent on or before October 7, 1999, detailed, pro forma weekly cash flow projections for the period December 1, 1999 through February 28, 2000 that do not reflect the sale of the Borrower's private label credit portfolio, in form and substance satisfactory to the Agent (the "Projections");

I. The Borrower shall continue to meet all covenants set forth in amended
Schedule 7.21 including, but not limited to, the Minimum Purchases Test (monthly) and the Minimum Purchase Test (weekly) through any extension period;

I. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, an extension fee of $10,000 on October 1, 1999; and

I. The Borrower shall deliver to the Agent such other information, documents and reports as the Lenders may reasonably request.

   Based on the Borrower's representation that the Borrower is not in default under the Loan Agreement, and subject to the conditions set forth above, the Lenders hereby agree to extend the Second Amendment Deadline through the earlier to occur of (i) the sale of the Borrower's private label credit portfolio and
(ii) October 26, 1999. The Borrower agrees that any failure to meet the conditions set forth above, including but not limited to, delivery of the Projections by October 7, 1999, shall constitute an Event of Default under the Loan Agreement.

   The Borrower, the Agent and the Lenders are discussing several additional amendments to the Loan Agreement. It is the intention of all parties that the issues raised herein will be incorporated into a formal amendment of the Loan Agreement and, accordingly, all parties have agreed to avoid the expense of a formal amendment to the Loan Agreement at this time.

   This letter agreement is intended to be a Loan Document. Except as expressly set forth above, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall continue in full force and effect. The undersigned Lenders have not waived any terms of the Loan Agreement and expressly reserve their rights to enforce all provisions of the Loan Agreement and the other Loan Documents at law, in equity or otherwise. The undersigned Lenders do not hereby obligate themselves to grant any similar extension at any time in the future.



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Gantos, Inc.
October 1, 1999
Page 3


   Please acknowledge your agreement with the foregoing by signing in the space indicated below.

                                       FOOTHILL CAPITAL CORPORATION,
                                       For itself and as Agent

                                       By:

(Title)

                                       PARAGON CAPITAL, LLC, as a Lender

                                       By:

(Title)
ACKNOWLEDGED
AND AGREED

GANTOS, INC.

By:
                                       (Title)


cc:      Peter M. Palladino, Esq.